Gladstone Commercial Corporation Reports Results for the First Quarter Ended March 31, 2025

Please note that the limited information that follows in this press release is not adequate to make an informed investment judgment.

MCLEAN, VA, May 7, 2025 (ACCESSWIRE) -- Gladstone Commercial Corporation (Nasdaq: GOOD) ("Gladstone Commercial" or the "Company") today reported financial results for the first quarter ended March 31, 2025. A description of funds from operations, or FFO, and Core FFO, both non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release. All per share references are to fully-diluted weighted average shares of common stock and Non-controlling OP Units, unless otherwise noted. For further detail, please also refer to both the quarterly financial supplement and the Company's Quarterly Report on Form 10-Q, which can be retrieved from the Investors section of our website at www.gladstonecommercial.com.

Summary Information (dollars in thousands, except share and per share data):

	As of and for the three months ended
	March 31, 2025	December 31, 2024		$ Change	% Change
Operating Data:
Total operating revenue	$37,501	$37,375		$126	0.3%
Total operating expenses	(23,858)	(24,974)	(2)	1,116	(4.5)%
Other (expense) income, net	(8,507)	(5,208)	(3)	(3,299)	63.3%
Net income	$5,136	$7,193		$(2,057)	(28.6)%
Less: Dividends attributable to preferred stock	(3,108)	(3,106)		(2)	0.1%
Less: Dividends attributable to senior common stock	(101)	(104)		3	(2.9)%
Less: Loss on extinguishment of Series F preferred stock, net	(10)	(9)		(1)	11.1%
Net income available to common stockholders and Non-controlling OP Unitholders	$1,917	$3,974		$(2,057)	(51.8)%
Add: Real estate depreciation and amortization	13,243	13,102		141	1.1%
Add: Impairment charge	—	1,780		(1,780)	(100.0)%
Less: Gain on sale of real estate, net	—	(3,674)		3,674	(100.0)%
Funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$15,160	$15,182		$(22)	(0.1)%
Add: Convertible senior common distributions	101	104		(3)	(2.9)%
Funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted	$15,261	$15,286		$(25)	(0.2)%

Funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$15,160	$15,182		$(22)	(0.1)%
Add: Asset retirement obligation expense	34	34		—	—%
Core funds from operations available to common stockholders and Non-controlling OP Unitholders - basic	$15,194	$15,216		$(22)	(0.1)%
Add: Convertible senior common distributions	101	104		(3)	(2.9)%
Core funds from operations available to common stockholders and Non-controlling OP Unitholders - diluted	$15,295	$15,320		$(25)	(0.2)%

Share and Per Share Data:
Net income available to common stockholders and Non-controlling OP Unitholders - basic and diluted	$0.04	$0.09		$(0.05)	(55.6)%
FFO available to common stockholders and Non-controlling OP Unitholders - basic	$0.34	$0.35		$(0.01)	(2.9)%
FFO available to common stockholders and Non-controlling OP Unitholders - diluted	$0.34	$0.35		$(0.01)	(2.9)%
Core FFO available to common stockholders and Non-controlling OP Unitholders - basic	$0.34	$0.35		$(0.01)	(2.9)%

Core FFO available to common stockholders and Non-controlling OP Unitholders - diluted	$0.34		$0.35		$(0.01)	(2.9)%
Weighted average shares of common stock and Non-controlling OP Units outstanding - basic	44,646,486		43,963,909		682,577	1.6%
Weighted average shares of common stock and Non-controlling OP Units outstanding - diluted	44,975,890		44,294,365		681,525	1.5%
Cash dividends declared per common share and Non-controlling OP Unit	$0.30		$0.30		$—	—%

Financial Position
Real estate, before accumulated depreciation	$1,287,663	(1)	$1,219,918	(1)	$67,745	5.6%
Total assets	$1,160,443		$1,094,348		$66,095	6.0%
Mortgage notes payable, net, borrowings under revolver, borrowings under term loan, net, and senior unsecured notes, net	$740,746		$693,385		$47,361	6.8%
Total equity and mezzanine equity	$353,393		$341,342		$12,051	3.5%
Properties owned	141	(1)	135	(1)	6	4.4%
Square feet owned	17,255,665	(1)	16,899,887	(1)	355,778	2.1%
Square feet leased	98.4%		98.7%		(0.3)%	(0.3)%
(1)Includes two properties classified as held for sale of $8.1 million and 736,031 square feet, in the aggregate.
(2)Includes a $1.8 million impairment charge recognized on one property during the three months ended December 31, 2024.
(3)Includes a $3.7 million gain on sale, net, from the sale of one property and a selling profit from sales-type leases, during the three months ended December 31, 2024.

First Quarter Activity:
•Collected 100% of cash rents: Collected 100% of cash rents due during January, February, and March;
•Acquired properties: Purchased six fully-occupied properties, with an aggregate of 355,778 square feet of rental space, for $73.7 million, at a weighted average cap rate of 8.39%;
•Renewed or leased space: Renewed or leased 67,709 square feet with a remaining lease term of 3.0 years at one of our properties;
•Issued common stock under ATM Program: Issued 1,770,581 shares of common stock for net proceeds of $27.7 million;
•Issued Series F Preferred Stock: Issued 13,500 shares of our Series F Preferred Stock for net proceeds of $0.3 million; and
•Paid distributions: Paid monthly cash distributions for the quarter totaling $0.30 per share on our common stock and Non-controlling OP Units, $0.414063 per share on our Series E Preferred Stock, $0.375 per share on our Series F Preferred Stock, $0.375 per share on our Series G Preferred Stock, and $0.2625 per share on our senior common stock.

First Quarter 2025 Results: Core FFO available to common shareholders and Non-controlling OP Unitholders for the three months ended March 31, 2025 was $15.3 million, a 0.2% decrease when compared to the three months ended December 31, 2024, equaling $0.34 per share. Core FFO decreased primarily due to a higher net incentive fee, partially offset by interest income earned from sales-types leases and nonrecurring income items that occurred in the period.

Net income available to common stockholders and Non-controlling OP Unitholders for the three months ended March 31, 2025 was $1.9 million, or $0.04 per share, compared to net income available to common stockholders and Non-controlling OP Unitholders for the three months ended December 31, 2024 of $4.0 million, or $0.09 per share. In the Summary Information table above, we provide a reconciliation of Core FFO to net income (which we believe is the most directly comparable GAAP measure to Core FFO) for the three months ended March 31, 2025 and December 31, 2024, a computation of basic and diluted Core FFO per weighted average share of common stock and Non-controlling OP Unit, and basic and diluted net income per weighted average share of common stock and Non-controlling OP Unit.

Subsequent to the end of the quarter:
•Collected 100% of April cash rents: Collected 100% of cash rents due in April;
•Sold properties: Sold two non-core properties as part of our capital recycling strategy for $23.6 million;
•Issued common stock under ATM Program: Issued 525,192 shares for net proceeds of $7.2 million;
•Issued Series F Preferred Stock: Issued 2,200 shares for net proceeds of $0.1 million;

•Repaid debt: Repaid $7.2 million in variable rate mortgage debt at an interest rate of SOFR + 2.25%; and
•Declared distributions: Declared monthly cash distributions for April, May, and June 2025, totaling $0.30 per share on our common stock and Non-controlling OP Units, $0.414063 per share on our Series E Preferred Stock, $0.375 per share on our Series F Preferred Stock, $0.375 per share on our Series G Preferred Stock, and $0.2625 per share on our senior common stock.

Comments from Gladstone Commercial’s President, Buzz Cooper: "Our financial results reflect consistent performance and stabilized revenues from our tremendous same store property occupancy, rent collection and growth, accretive real estate investments made during 2024 and 2025, our ability to renew tenants, and our deleveraging. We have continued our capital recycling program, whereby we have sold non-core assets and used the proceeds to de-lever our portfolio, as well as acquire properties in our target growth markets. We have successfully exited two non-core assets thus far in 2025, and we have additional non-core assets we anticipate selling over the next one to two years that we believe will result in capital gains. We will continue to opportunistically sell non-core assets and redeploy the proceeds into stronger target growth markets with a focus on industrial investment opportunities. While we expect to face challenges due to the lingering effects of the pandemic, significant inflation with a corresponding increase in interest rates, and the geo-political and economic issues arising from international wars, we feel strongly about the depth of our tenant credit underwriting. We have collected 100% of the first quarter's cash rents and 100% of April cash rents. We anticipate our tenants will successfully navigate the current economic climate and will be able to continue operating successfully when economic normalcy returns fully. Despite economic uncertainty, so far during 2025, we renewed or newly leased 67,709 square feet of property with one tenant. We are actively marketing our remaining vacant space and currently anticipate positive outcomes. We expect to continue to have access to the debt and equity markets, as necessary, for added liquidity. We believe our same store rents, which have increased by 2% annually in recent years, should continue to rise as we grow, and we will continue to primarily focus on investing in our target markets, with an emphasis on industrial properties and actively managing our portfolio."

Conference Call: Gladstone Commercial will hold a conference call on Thursday, May 8, 2025, at 8:30 a.m. Eastern Time to discuss its earnings results. Please call (877) 407-9045 to enter the conference call. An operator will monitor the call and set a queue for questions. A conference call replay will be available beginning one hour after the call and will be accessible through May 15, 2025. To hear the replay, please dial (877) 660-6853 and use playback conference number 13752157. The live audio broadcast of the Company's quarterly conference call will also be available on the investors section of our website, www.gladstonecommercial.com.

About Gladstone Commercial: Gladstone Commercial Corporation is a real estate investment trust focused on acquiring, owning, and operating net leased industrial and office properties across the United States. Further information can be found at www.gladstonecommercial.com.

About the Gladstone Companies: Information on the business activities of the Gladstone family of funds can be found at www.gladstonecompanies.com.

Investor Relations: For Investor Relations inquiries related to any of the monthly distribution-paying Gladstone family of funds, please visit www.gladstonecompanies.com.

Non-GAAP Financial Measures:

FFO: The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.

Core FFO: Core FFO is FFO adjusted for certain items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance. These items include the adjustment for acquisition related expenses, gains or losses from early extinguishment of debt and any other non-recurring expense adjustments. Although the Company’s calculation of Core FFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its operating performance. Accordingly, Core FFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.

The Company’s presentation of FFO, as defined by NAREIT, or presentation of Core FFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.

The statements in this press release regarding the forecasted stability of Gladstone Commercial’s income, its ability, plans or prospects to re-lease its unoccupied properties, and grow its portfolio are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on Gladstone Commercial’s current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, Gladstone Commercial’s ability to raise additional capital; availability and terms of capital and financing, both to fund its operations and to refinance its indebtedness as it matures; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease space; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" of its Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 18, 2025, and other reports filed with the SEC. Gladstone Commercial cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Gladstone Commercial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:

Gladstone Commercial Corporation
(703) 287-5893